EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-255638) on Form S-8, Registration Statement (No. 333-120089) on Form S-8, Registration Statement (No. 333-236740) on Form S-3, Registration Statement (No. 333-181146) on Form S-8 and Registration Statement (No. 333-217523) on Form S-8 of West Bancorporation, Inc. of our reports dated February 23, 2022, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of West Bancorporation, Inc., appearing in the Annual Report to Stockholders, which is incorporated in this Annual Report on Form 10-K of West Bancorporation, Inc. for the year ended December 31, 2021.

/s/ RSM US LLP

Des Moines, Iowa
February 23, 2022